Exhibit 99.1

Central Energy Partners, L.P. Receives FINRA Notice of New Listing Symbol

DALLAS, Texas—(BUSINESS WIRE)—Central Energy Partners, L.P., formerly known as Rio Vista Energy Partners L.P. (OTC:ENGY), an energy services master limited partnership whose Common Units are listed for trading on the over-the-counter market with Pink OTC Markets, Inc., announced today that it received on March 30, 2011 written notification from the FINRA Corporate Actions Department stating that effective March 31, 2011, the trading of Central Energy Partners, L.P. Common Units would be in the name of Central Energy Partners, L.P and the new trading symbol for the Common Units of Central Energy Partners, L.P. would be “ENGY” (previously “RVEP”).  The notification also indicated that the name change and new ticker symbol for the Common Units of Central Energy Partners, L.P. would be announced in the Daily List published on March 30, 2011.  As a result, the Common Units of Central Energy Partners, L.P. began trading under the symbol “ENGY” on March 31, 2011 and no longer trades under the symbol “RVEP”.

About Central Energy Partners, L.P.

Central Energy is a master limited partnership engaged in the storage and transportation of oil and gas, refined petroleum products and petrochemicals. The company currently provides liquid bulk storage, trans-loading and transportation services for petrochemicals and petroleum products through its assets and operations in Hopewell, Virginia and Johnson City, Tennessee. The company’s strategy is to identify acquisitions of midstream assets, which include oil and gas gathering and transmission systems, processing facilities, and storage and transportation capabilities. Central Energy GP LLC, a Delaware limited liability company, is the general partner of Central Energy.

Forward Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding the strategy of Central Energy. Additional information regarding risks affecting Central Energy’s business may be found in its most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:

     Central Energy Partners, L.P.
     Ian T. Bothwell, Chief Financial Officer
     214 360-7480